Exhibit 99.1

National CineMedia Chairman, President and Chief Executive Officer Kurt Hall to Retire Upon Appointment of Successor

Centennial, CO – August 6, 2015 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.2% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced that it will implement its Chairman and CEO succession plan. Kurt C. Hall, who helped found the Company in 2005 with the three leading cinema operators AMC, Cinemark and Regal, will retire as Chairman, President and Chief Executive Officer upon the appointment of his CEO successor. The Board of Directors has retained executive search firm Heidrick & Struggles to identify a new CEO to succeed Mr. Hall. Upon the appointment of a new CEO, Scott N. Schneider, currently Lead Director of the Company’s Board of Directors, will succeed Mr. Hall as Chairman of the Board and Mr. Hall will continue in a 24-month consulting role as an advisor to the Board and CEO to facilitate a seamless transition and consult on other business matters.

“It has been an honor and a privilege to lead NCM’s talented and dedicated team from start-up through an exciting period of growth,” said Kurt Hall, NCM's Chairman, President and CEO. “Since our initial public offering in 2007, we have consistently returned value to our shareholders as we have expanded the Company into a leading video advertising network through the creation of the world’s largest cinema digital distribution network and formation of an expanding theatre circuit and advertising client relationship base. Given NCM’s recent strong financial performance and strengthening market position, now seemed like the right time to transition to the next generation of leadership. It is also important to me to reduce my day-to-day participation with our company so that I can spend more time with my family after recovery from some recent health issues. With a meaningful investment in the Company, I look forward to continuing to work with the Company’s Board and leadership team to ensure a seamless transition and strong growth and shareholder value creation for many years to come.”

“On behalf of the NCM board, I want to thank Kurt for his commitment and many years of contributions to our company,” said Scott N. Schneider, Lead Director of the NCM board. “Under his leadership, NCM has driven continued geographic expansion through additional theatre circuit agreements, improved our advertising products and significantly increased advertising revenue for our theatre circuit partners and dividends for our shareholders. Kurt has set the tone for our company for over 10 years, founding a structure that has provided enormous value to our shareholders, employees and affiliated theatres, and leading the Company to compete aggressively in the challenging video advertising marketplace. I am confident that the Company has a strong foundation in place and will continue to strengthen our offerings to drive growth and shareholder value under new leadership.”

About Kurt C. Hall

While Co-Chairman and Co-CEO of Regal Entertainment Group in 2002, Mr. Hall founded and was the CEO of one of NCM’s predecessor companies, Regal CineMedia Corporation. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM, LLC when it was formed in March 2005 as a partnership between AMC’s media subsidiary National Cinema Network, Cinemark and Regal’s media subsidiary Regal CineMedia, and has held those same positions with the Company since it went public in February 2007. Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of Regal CineMedia from May 2002 to May 2005. From 1988 to 2002, Mr. Hall held various executive positions with United Artists Theatre Company, and its predecessor companies, including CFO and then CEO, prior to it becoming part of Regal Entertainment Group.

About Scott N. Schneider

Scott N. Schneider, currently Lead Director at the Company, has been on the Company’s Board of Directors since February 2007. Mr. Schneider has provided financial consulting and advisory services to the communications industry since 2009. He also has over 35 years of experience in the media, telecom and technology industries, serving in various senior executive capacities with Century Communications Corp. (cable television); Centennial Communications Corp. (cellular / wireless); Frontier Communications Corp. (wireline telephone); and Electric Lightwave (digital bypass). In addition to having been a member of the Board of each, Mr. Schneider also served on the Boards of NuSkies, LLC and Bonten Media Group. Mr. Schneider also served as Chairman of the Media Group at Diamond Castle Holdings, a private equity firm.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 weekend network in the U.S., NCM helps brands get in front of the movies that shape the national conversation. More than 700 million moviegoers annually attend theatres that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with approximately 20,150 screens in approximately 1,600 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 45.2% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding, among other things, the timing of selection of Mr. Hall’s successor as CEO and succession to the position of Chairman of the Board, as well as the Company’s expected continued performance under new leadership.  Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

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